UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 18, 2005
Date of report (Date of earliest event reported)

APPLERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-4389	06-1534213
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS Employer Identification No.)

301 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, Including Zip Code)

(203) 840-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Most Applera employees not compensated on a commission basis, including the executive officers of Applera Corporation (“Applera”), participate in Applera’s Incentive Compensation Program. Award amounts vary for each executive officer based on: a competitive market target bonus level; overall business performance; and individual performance.

The Management Resources Committee of the Applera Board of Directors (the “MRC”) uses specific performance objectives for each Applera business as a basis on which to measure business performance under this program. For the Applied Biosystems Group, the MRC uses EBIT (earnings before interest and taxes), revenue, cash flow, EPS (earnings per share), and the achievement of specific business goals. For the Celera Genomics Group, the MRC uses EBIT, cash flow, and the achievement of specific business goals. For Celera Diagnostics, a joint venture between the Applied Biosystems Group and the Celera Genomics Group, the MRC uses EBIT, revenue, cash flow, and the achievement of specific business goals. For corporate employees (including Tony White, Applera’s Chief Executive Officer, and certain other executive officers), the MRC uses a combination of the performance results for the Applied Biosystems Group and the Celera Genomics Group.

The MRC uses survey information from comparable companies in reviewing and approving annual incentive plan participation and bonus targets, which are measured as a percentage of base salary for each executive officer according to officer grade level. Additionally, Mr. White, based on his review of the performance of each executive officer (other than himself) over the course of the year, may propose modifications to reflect each officer’s personal performance. These modifications may result in an incentive compensation recommendation between 0 and 150% of target for a particular executive officer. The MRC is responsible for final approval of all incentive compensation awards for executive officers.

At a meeting of the MRC held on August 18, 2005, the MRC approved the specific Applied Biosystems Group business performance objectives applicable to the 2006 fiscal year Incentive Compensation Program. Payments under the Incentive Compensation Program for Applera’s 2006 fiscal year will be determined after the conclusion of the fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION

By:	/s/ William B. Sawch

William B. Sawch
Senior Vice President and
General Counsel

Dated: August 24, 2005